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THE STANLEY   John M. Trani       480 Myrtle Street         Tel 860-827-3990
WORKS         Chairman and CEO    New Britain, CT 06053     Fax 860-827-3895


                                                            September 12, 2000
                                                            REVISED OFFER LETTER

Mr. Bruce H. Beatt
10 Ledyard Road
West Hartford, CT 06117

Dear Bruce:

I am pleased to confirm our offer for the position of Vice President, General Counsel and Secretary. The position is based in New Britain, CT and reports to me.

Your base salary will be $250,000 per year, paid monthly. You will also participate in the Corporate Management Incentive Compensation Program with a target annual bonus of $150,000 for 2001 and payable in February 2002. You will be eligible for four weeks of vacation.

You will participate in our Long Term Performance Award Plan (see attached). Payment of the plan will be made in February 2003 based on actual earnings for the 3-year measurement period beginning January 1, 2000 and ending December 31, 2002.

On joining the company, you will also receive a grant of a 40,000 share stock option under the terms of The Stanley Works 1997 Long-Term Incentive Plan. Fifty-percent (50%) of this stock grant will vest in 24 months following the grant date and 50% will vest in 48 months following the grant date. The Option Purchase Price will be the price of the stock on the date of grant, which will be within 60 days of your first day of work. Starting in 2001 your stock options will be targeted at the 15,000 level annually.

You will also participate in current and future executive benefit programs including our Financial Planning Service, Executive Life Insurance Program, and the Executive Physical Program. The Company will also lease and insure a car for your use. You may select any make and model up to a Fair Market Value of $60,000. Details of the executive benefit programs are attached.

In addition, the Company's Employee Stock Purchase Program (ESPP) allows you to purchase company stock up to 15% of your base pay annually (capped at $25,000), at 15% below the market price. The Company's 401 k Plan will match 50% of employee contributions up to 7% of your pay and the Company Defined Contribution Pension Plan contributes either 3%, 5% or 9% of pay each year depending upon your age.

If a change of control of Stanley occurs and you elect to leave the employment of Stanley within 90 days after such change of control, you shall continue to receive, as severance compensation, your base salary at the date of termination, and shall be entitled to all the benefits which you would otherwise be entitled to receive, for and during the term of twelve months following the effective date of any such termination. If you are terminated within two years following a change of control for reason other than misconduct or gross negligence, you will be entitled to receive, as severance compensation, your base salary at the date of termination and be entitled to all of the benefits which you would otherwise be entitled to receive, for and during the term of 24 months following the effective date of any such termination.


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Page 2


Enclosed is a copy of a Consent Order with the Federal Trade Commission regarding "Made in USA". Please read and sign the attached and return it to the address indicated.

You should be aware that your employment with Stanley will continue as long as mutually acceptable, and as such is terminable by either the Company, or by yourself, at any time and for any reason. Commencing employment is contingent upon our Medical Department determining that you are physically suited for the duties of the position. This includes a drug-screening test. Please contact Claudia Mackiewicz at 860-827-3880 to make the necessary arrangements.

The Stanley Works Health Plans become effective on the first of the month following your date of employment. They will be explained to you in detail on your first day of employment. You can usually extend your existing medical coverage for a limited period of time to cover any lapse between the plans.

Bruce, I am delighted that you are considering joining our team. There is a lot of exciting work to be done and I know that you will make a great contribution to our success. If you have any questions, please call me.

Please indicate your acceptance by signing below and return a copy to me.

Sincerely,



----------------------                               -------------------------
John Trani                                           Bruce Beatt
Chairman and CEO



cc:      Carol L'Heureux- Executive Compensation & Relocation

Enclosures:       Enhanced Relocation Program
                  Benefits Booklet
                  FTC Consent Order
                  Long Term Performance Award Plan
                  Executive Life Insurance Program
                  Financial Planning Service
                  Executive Physical Program
                  Smith Kline Testing Program
                  Stanley Choice Account
                  Executive Auto Program
                  Stanley Employment Application